Exhibit 16




March 21, 1994

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of the Form 8-K of Entergy Corporation, Arkansas Power & Light Company,
Louisiana Power & Light Company, Mississippi Power & Light Company, New Orleans Public Service Inc., and System Energy Resources, Inc., dated March 21, 1994.

Yours truly,


/s/ Deloitte & Touche

Deloitte & Touche